UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                           FORM 8-K


                        CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(d) OF
            THE SECURITIES AND EXCHANGE ACT OF 1934


  Date of Report (Date of Earliest Event Reported)  March 21, 2003


     AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
       (Exact Name of Registrant as Specified in its Charter)

      __________________State of Minnesota_______________
(State or other Jurisdiction of Incorporation or Organization)




    ______0-19838_________         _____41-1677062_____
   (Commission File Number)          (I.R.S. Employer
                                   Identification No.)


  _____1300 Minnesota World Trade Center, St. Paul, Minnesota 55101_____
              (Address of Principal Executive Offices)


         _______________(651) 227-7333_______________
     (Registrant's telephone number, including area code)


  ___________________________________________________________
 (Former name or former address, if changed since last report)



Item 2.   Acquisition or Disposition of Assets.

       On March 21, 2003, the Partnership sold a Party City retail store in Gainesville, Georgia to Big G of Athens, Inc., who is not affiliated with the Partnership. The Partnership received net proceeds of approximately $1,711,000, which resulted in a net gain of approximately $427,000.

Item 7.   Financial Statements and Exhibits.

          (a)A limited number of proforma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

             Assuming the Partnership had sold the property on January 1, 2002, the Partnership's Investments in Real Estate would have been reduced by $1,319,246 and its Current Assets (cash) would have increased by $1,711,000 and Partner's Capital would have increased by $391,754.

             The Total Income for the Partnership would have decreased from $2,026,447 to $1,863,393 for the year ended December 31, 2002 if the Partnership had not owned the property during the period.

             Depreciation  Expense  would  have  decreased   by
             $28,717 for the year ended December 31, 2002.

             Partnership     Administration    and     Property
             Management Expense would have decreased by  $1,204
             for the year ended December 31, 2002.

             The net effect of these proforma adjustments would have caused Net Income to decrease from
             $3,157,281   to  $3,024,148,  which   would   have
             resulted in Net Income of $145.80 per Limited Partnership Unit outstanding for the year ended December 31, 2002.

          (b)Exhibits

                         Exhibit   10.1  -  Purchase  Agreement
                         dated  February  7, 2003  between  the
                         Partnership and Big G of Athens,  Inc.
                         relating  to  the  Property   at   679
                         Dawsonville    Highway,   Gainesville,
                         Georgia (incorporated by reference  to
                         Exhibit 10.30 of Form 10-KSB filed  on
                         March 21, 2003).




                          SIGNATURES

      Pursuant  to the requirements of the Securities  Exchange
Act  of 1934, the registrant has duly caused this report to  be
signed   on  its  behalf  by  the  undersigned  hereunto   duly
authorized.

                              AEI NET LEASE INCOME & GROWTH
                              FUND XIX LIMITED PARTNERSHIP

                               By: AEI Fund Management XIX, Inc.
                                Its:  Managing General Partner


Date: March 24, 2003
                                 /s/ Patrick W. Keene
                               By:   Patrick W. Keene
                                Its:  Chief Financial Officer